Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2012 Fourth Quarter Earnings of $3.1 Million or $0.14 per share and Full Year Earnings of $10.4 Million or $0.48 per share

Business Editors—New York – (Business Wire—January 16, 2013)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA), parent company of Intervest National Bank, today reported that its net earnings for the fourth quarter of 2012 increased to $3.1 million, or $0.14 per common share, from $2.7 million, or $0.13 per share, for the fourth quarter of 2011, and net earnings for the full year 2012 increased to $10.4 million, or $0.48 per share, from $9.5 million, or $0.45 per share, for 2011.

Key Points Follow:

•

Intervest National Bank’s regulatory capital ratios continued to increase through the retention of earnings and a planned gradual reduction in the size of its balance sheet. The Bank’s ratios at December 31, 2012 were as follows: Tier One Leverage—14.44%; Tier One Risk-Based—19.80%; and Total Risk-Based Capital—21.06%; well above its minimum requirements of 9%, 10% and 12%, respectively. The Bank’s Tier One capital amounted to $244 million and was $92 million in excess of the required minimum for the Tier One Leverage ratio.

•	The net interest margin (exclusive of loan prepayment income) increased to 2.47% in Q4-12 and 2.29% for 2012, from 2.22% in Q4-11 and 2.18% for 2011.

•

Net interest and dividend income, which was affected by a smaller balance sheet, decreased to $9.7 million in Q4-12 from $10.6 million in Q4-11, and to $39.2 million in 2012 from $42.3 million in 2011.

•	New loan originations increased to $242 million in 2012, from $82 million in 2011, while total repayments increased to $291 million in 2012 from $243 million in 2011.

•

Nonaccrual loans decreased to $46 million at December 31, 2012, from $57 million at December 31, 2011. Nonaccrual loans include certain restructured loans (TDRs) that are current as to payments and performing in accordance with their renegotiated terms, but are required to be classified nonaccrual based on regulatory guidance. At December 31, 2012, such loans totaled $36 million compared to $46 million at December 31, 2011. These loans were yielding approximately 5% at December 31, 2012.

•

Real estate owned through foreclosure (REO) decreased to $15.9 million at December 31, 2012, from $28.3 million at December 31, 2011, reflecting $12.9 million of sales and $4.1 million of writedowns in carrying value, partially offset by $4.6 million of additions.

•	Provisions for loan and real estate losses decreased to a total of $1.1 million in Q4-12 from $1.4 million in Q4-11, and to $4.1 million in 2012 from $8.4 million in 2011.

•

Operating expenses increased to $4.2 million in Q4-12, from $3.8 million in Q4-11, and to $16.7 million in 2012, from $15.9 million in 2011. Despite the increases, the Company’s efficiency ratio (which measures its ability to control expenses as a percentage of revenues) continued to be favorable and was 35% for Q4-12 and 37% for 2012.

•	Book value per common share (after subtracting preferred dividends in arrears) increased to $8.44 at December 31, 2012.

Net earnings for Q4-12 increased by $0.4 million from Q4-11 due to the following: a $1.5 million increase in noninterest income (due to a $1.9 million increase in loan prepayment income partially offset by a $0.4 million security impairment charge); a $0.3 million decrease in the provision for loan and real estate losses; and a $0.3 million decrease in real estate expenses associated with REO. The sum of these items was partially offset by a $0.9 million decrease in net interest and dividend income (as detailed below), a $0.4 million increase in operating expenses (primarily due to a $0.3 million aggregate increase in salaries, benefits and stock compensation expense including the impact of several new officer positions filled during 2012) and a $0.3 million increase in income tax expense (due to higher pre-tax income).

Net interest and dividend income for Q4-12 decreased due to a smaller balance sheet. In Q4-12, average interest-earning assets decreased by $339 million from Q4-11, reflecting decreases of $79 million in loans and $260 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $272 million and $15 million, respectively, while stockholders’ equity increased by $13 million. The net interest margin benefited from a 31 basis point improvement in the interest rate spread, partially offset by a $52 million decrease in net average interest-earning assets (due to a higher level of cash on hand). The spread increased due to a steady reduction in rates paid on deposits and run off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at lower market interest rates. Overall, the average cost of funds decreased by 40 basis points to 2.22% in Q4-12, from 2.62% in Q4-11, while the average yield on earning assets decreased at a slower pace or by 9 basis points to 4.54% in Q4-12, from 4.63% in Q4-11.

Net earnings for 2012 increased by $0.9 million over 2011 due to a $5.0 million decrease in the provision for loan losses (primarily due to fewer loans outstanding and fewer credit rating downgrades) and a $1.8 million increase in noninterest income (primarily due to a $2.6 million increase in loan prepayment income partially offset by a $0.4 million increase in security impairment charges). The sum of these items was partially offset by: a $3.1 million decrease in net interest and dividend income (due to a smaller balance sheet); a $0.7 million increase in the provision for real estate losses (due to lower estimated values on REO); a $0.5 million increase in real estate expenses associated with REO; a $0.8 million increase in operating expenses (primarily due to a $1.4 million aggregate increase in salaries, benefits and stock compensation expense including the impact of increased officers during 2012, partially offset by a $0.7 million decrease in FDIC insurance expense); and a $0.8 million increase in income tax expense (due to higher pre-tax income).

Total assets at December 31, 2012 decreased to $1.67 billion from $1.97 billion at December 31, 2011, primarily reflecting a $257 million decrease in security investments and a $56 million decrease in loans, partially offset by a $31 million increase in cash and short-term investments.

Securities held to maturity decreased to $444 million at December 31, 2012 from $700 million at December 31, 2011, reflecting calls of securities exceeding new purchases. The bulk of the resulting proceeds were used to fund planned deposit outflow and repayments of borrowings and a portion was being held temporarily in cash and short-term investments. At December 31, 2012, the securities portfolio, which represented 27% of total assets and was comprised almost entirely of U.S. government agency debt ($355 million) and residential mortgage-backed pass through securities ($84 million), had a weighted-average expected yield, remaining life and remaining contractual maturity of 1.05%, 2.0 years and 7.1 years, respectively.

Loans totaled $1.11 billion at December 31, 2012, compared to $1.16 billion at December 31, 2011. The decrease reflected $249 million of payoffs, $42 million of amortization, $2.3 million of net chargeoffs and $4.7 million of transfers to REO, mostly offset by $242 million of new loans. Loans paid off had a weighted-average yield of 6.15%. New loans, nearly all with fixed interest rates, had a weighted-average yield, term and loan-to-value ratio of 4.87%, 5.8 years and 56%, respectively.

Nonaccrual loans and REO aggregated to $62 million, or 3.7% of total assets, at December 31, 2012, compared to $86 million, or 4.3%, at December 31, 2011. Nonaccrual loans totaled $46 million at December 31, 2012, down from $57 million at December 31, 2011. Nonaccrual loans included $36 million (10 loans) and $46 million (12 loans) of TDRs that were current at each date, respectively. All the TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. Based on annual updated appraisals received on the underlying collateral properties, a portion of five TDRs (or $2.0 million of aggregate principal) was charged off for financial statement purposes during 2012. The borrowers remain obligated to pay all contractual principal due on the TDRs.

The allowance for loan losses at December 31, 2012 was $28.1 million, representing 2.54% of total net loans, compared to $30.4 million, or 2.61%, at December 31, 2011. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $6 million and $8 million, respectively.

At December 31, 2012, the Company had a deferred tax asset totaling $29 million, which included remaining unused NOL and AMT credit carryforwards totaling $17 million for Federal tax purposes and $47 million for State and Local tax purposes. These carryforwards are available to reduce taxes payable on the Company’s future taxable income.

Deposits at December 31, 2012 decreased to $1.36 billion from $1.66 billion at December 31, 2011, primarily reflecting a $262 million decrease in CD accounts, of which $50 million were brokered. At December 31, 2012, there were $78 million of brokered CDs outstanding with a rate of 4.91%, of which $38 million mature within one year.

Borrowed funds and related interest payable at December 31, 2012 decreased to $62.9 million, from $78.6 million at December 31, 2011, due to the repayment of $17.5 million of FHLB borrowings, partially offset by a $1.9 million increase in accrued interest payable on trust preferred securities (TRUPs). Stockholders’ equity increased to $211 million at December 31, 2012 from $198 million at December 31, 2011, primarily due to $12.2 million of net earnings before preferred dividend requirements.

Since February 2010, as required by its regulator and as permitted by the underlying documents, the Company has suspended the payment of interest on $55 million of its debt in the form of TRUPs and the declaration and payment of dividends on $25 million of its preferred stock held by the U.S. Treasury (TARP). Late last year, the Treasury announced that it will continue to conduct periodic, individual auctions of TARP securities, including those of 53 named institutions, one of which was the Company. Although the precise timing of any auction is not known, the Company and its subsidiary bank have applied for the necessary approvals from their respective regulators to permit the Company to bid for the preferred stock in any such auction. There is no assurance that such approvals will be granted.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)		Quarter Ended December 31,		Year Ended December 31,
Selected Operating Data:		2012	2011	2012	2011
Interest and dividend income		$17,798	$22,166	$77,284	$92,837
Interest expense		8,103	11,524	38,067	50,540
Net interest and dividend income		9,695	10,642	39,217	42,297
Provision for loan losses		-	40	-	5,018
Noninterest income		2,476	974	6,194	4,308
Noninterest expenses:
Provision for real estate losses		1,135	1,370	4,068	3,349
Real estate expenses		324	619	2,146	1,619
Operating expenses		4,195	3,774	16,668	15,861
Earnings before income taxes		6,517	5,813	22,529	20,758
Provision for income taxes		2,987	2,679	10,307	9,512
Net earnings before preferred dividend requirements		3,530	3,134	12,222	11,246
Preferred dividend requirements (1)		456	440	1,801	1,730
Net earnings available to common stockholders		$3,074	$2,694	$10,421	$9,516
Basic and diluted earnings per common share		$0.14	$0.13	$0.48	$0.45
Average shares used for basic earnings per share		21,589,589	21,125,289	21,566,009	21,126,187
Average shares used for diluted earnings per share (2)		21,594,468	21,125,289	21,568,196	21,126,187
Common shares outstanding at end of period		21,589,589	21,125,289	21,589,589	21,125,289
Common stock options/warrants outstanding at end of period (2)		1,078,122	1,085,622	1,078,122	1,085,622
Yield on interest-earning assets		4.54%	4.63%	4.51%	4.80%
Cost of funds		2.22%	2.62%	2.40%	2.83%
Net interest margin (3)		2.47%	2.22%	2.29%	2.18%
Return on average assets (annualized)		0.82%	0.63%	0.66%	0.56%
Return on average common equity (annualized)		7.67%	7.31%	6.82%	6.74%
Effective income tax rate		46%	46%	46%	46%
Efficiency ratio (4)		35%	32%	37%	34%
Average loans outstanding		$1,112,357	$1,191,177	$1,149,689	$1,258,454
Average securities outstanding		437,604	700,221	555,777	665,608
Average short-term investments outstanding		10,350	7,658	8,273	11,806
Average assets outstanding		1,712,892	1,984,615	1,839,727	2,023,957
Average interest-bearing deposits outstanding		$1,395,622	$1,668,111	$1,522,625	$1,707,150
Average borrowings outstanding		59,452	74,202	65,789	78,298
Average stockholders’ equity		208,691	195,576	203,647	190,954
	At Dec 31,	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,
Selected Financial Condition Information:	2012	2012	2012	2012	2011
Total assets	$1,665,792	$1,751,880	$1,862,110	$1,909,052	$1,969,540
Cash and short-term investments	60,395	94,268	122,378	89,839	29,863
Securities held to maturity	443,777	440,002	535,056	590,959	700,444
Loans, net of unearned fees	1,107,466	1,155,171	1,137,780	1,155,437	1,163,790
Allowance for loan losses	28,103	28,382	28,844	29,169	30,415
Allowance for loan losses/net loans	2.54%	2.46%	2.54%	2.52%	2.61%
Deposits	1,362,619	1,432,209	1,554,615	1,599,653	1,662,024
Borrowed funds and accrued interest payable	62,930	69,487	72,528	72,064	78,606
Preferred stockholder’s equity	24,624	24,528	24,431	24,335	24,238
Common stockholders’ equity	186,323	182,580	179,690	176,716	173,293
Common book value per share (5)	8.44	8.28	8.16	8.04	8.07
Loan chargeoffs for the quarter	$676	$548	$498	$1,430	$2,044
Loan recoveries for the quarter	397	86	173	184	54
Real estate chargeoffs for the quarter	1,124	3,642	-	-	-
Security impairment writedowns for the quarter	425	-	-	157	-
Nonaccrual loans (6)	$45,898	$47,957	$50,643	$53,208	$57,240
Real estate owned, net of valuation allowance	15,923	21,858	26,370	27,767	28,278
Investment securities on a cash basis	3,721	4,221	4,221	4,221	4,378
Accruing troubled debt restructured (TDR) loans (7)	20,076	14,167	14,596	8,980	9,030
Loans 90 days past due and still accruing	4,391	6,503	5,290	2,798	1,925
Loans 60-89 days past due and still accruing	-	15,477	1,902	6,303	3,894
Loans 31-59 days past due and still accruing	15,497	50	-	11,840	24,876
(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 997,622 shares and 1,085,622 shares were not dilutive for the 2012 and 2011 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 3.08%, 2.33%, 2.59% and 2.31%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less preferred dividends in arrears of $4.2 million, $3.8 million, $3.5 million, $3.1 million and $2.8 million, respectively, divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status of $36 million, $39 million, $39 million, $44 million and $46 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. All loans were performing and current as of December 31, 2012 and were yielding approximately 5%.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008
Balance Sheet Highlights:
Total assets	$1,665,792	$1,969,540	$2,070,868	$2,401,204	$2,271,833
Cash and short-term investments	60,395	29,863	23,911	7,977	54,903
Securities held to maturity	443,777	700,444	614,335	634,856	475,581
Loans, net of unearned fees	1,107,466	1,163,790	1,337,326	1,686,164	1,705,711
Allowance for loan losses	28,103	30,415	34,840	32,640	28,524
Allowance for loan losses/net loans	2.54%	2.61%	2.61%	1.94%	1.67%
Deposits	1,362,619	1,662,024	1,766,083	2,029,984	1,864,135
Borrowed funds and accrued interest payable	62,930	78,606	84,676	118,552	149,566
Preferred stockholder’s equity	24,624	24,238	23,852	23,466	23,080
Common stockholders’ equity	186,323	173,293	162,108	190,588	188,894
Common book value per share (1)	8.44	8.07	7.61	23.04	22.84
Market price per common share	3.89	2.65	2.93	3.28	3.99
Asset Quality Highlights
Nonaccrual loans	$45,898	$57,240	$52,923	$123,877	$108,610
Real estate owned, net of valuation allowance	15,923	28,278	27,064	31,866	9,081
Investment securities on a cash basis ..	3,721	4,378	2,318	1,385	—
Accruing troubled debt restructured loans (2)	20,076	9,030	3,632	97,311	—
Loans past due 90 days and still accruing	4,391	1,925	7,481	6,800	1,964
Loans past due 31-89 days and still accruing	15,497	28,770	11,364	5,925	18,943
Loan chargeoffs	3,152	9,598	100,146	8,103	4,227
Loan recoveries	840	155	883	1,354	—
Real estate chargeoffs	4,766	—	15,614	—	—
Impairment writedowns on security investments	582	201	1,192	2,258	—
Statement of Operations Highlights:
Interest and dividend income	$77,284	$92,837	$107,072	$123,598	$128,497
Interest expense	38,067	50,540	62,692	81,000	90,335
Net interest and dividend income	39,217	42,297	44,380	42,598	38,162
Provision for loan losses	—	5,018	101,463	10,865	11,158
Noninterest income	6,194	4,308	2,110	297	5,026
Noninterest expenses:
Provision for real estate losses	4,068	3,349	15,509	2,275	518
Real estate expenses	2,146	1,619	4,105	4,945	4,281
Operating expenses	16,668	15,861	19,069	19,864	14,074
Earnings (loss) before income taxes	22,529	20,758	(93,656)	4,946	13,157
Provision (benefit) for income taxes	10,307	9,512	(40,348)	1,816	5,891
Net earnings (loss) before preferred dividend requirements	12,222	11,246	(53,308)	3,130	7,266
Preferred dividend requirements (3)	1,801	1,730	1,667	1,632	41
Net earnings (loss) available to common stockholders	$10,421	$9,516	$(54,975)	$1,498	$7,225
Basic earnings (loss) per common share	$0.48	$0.45	$(4.95)	$0.18	$0.87
Diluted earnings (loss) per common share	$0.48	$0.45	$(4.95)	$0.18	$0.87
Average common shares used to calculate:
Basic earnings (loss) per common share	21,566,009	21,126,187	11,101,196	8,270,812	8,259,091
Diluted earnings (loss) per common share	21,568,196	21,126,187	11,101,196	8,270,812	8,267,781
Common shares outstanding	21,589,589	21,125,289	21,126,489	8,270,812	8,270,812
Other ratios:
Net interest margin (4)	2.29%	2.18%	2.11%	1.83%	1.79%
Return on average assets	0.66%	0.56%	-2.42%	0.13%	0.34%
Return on average common equity	6.82%	6.74%	-32.20%	1.65%	3.94%
Effective income tax rate	46%	46%	43%	37%	45%
Efficiency ratio (5)	37%	34%	41%	46%	33%
(1)	Represents common stockholders’ equity less preferred dividends in arrears ($4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.59%, 2.31%, 2.17%, 1.89% and 1.90%, respectively.
(5)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.